UNANIMOUS WRITTEN CONSENT
                       OF THE DIRECTORS OF
                      CASINO AIRLINK, INC.

The undersigned, constituting all of the directors of Casino Airlink, Inc. (the "corporation") acting pursuant to the authority of Section 78.315.2 of the Nevada Revised Statutes, hereby consent to the adoption of the following resolutions, to have the same force and effect as if duly adopted at a meeting duly noticed and held:

Grant of Incentive Stock 0ptions To James Muldowney

WHEREAS, the board of directors believes it to be in the best interest of the corporation to grant incentive stock options to James Muldowney, under the 1996 stock option plan, in order to ensure his commitment to the success of the corporation, to secure his efforts to effect the profitable operation of the corporation in the near future, and to provide an ongoing forward looking incentive to his performance,

NOW, THEREFORE, BE IT RESOLVED, that the corporation shall and hereby does grant to James Muldowney options to purchase up to a total of four hundred thousand (400,000) shares of the corporation's stock, as specified in detail and subject to the limitations, restrictions and specifications set forth in the Grant of Incentive Stock Option, dated as of the same date as and accompanying these resolutions.

RESOLVED FURTHER, that such options shall be exercisable  at  the
price  of  $0.21  per  share,  the  fair  market  value  of   the
corporation's stock as of December 31, 1997.

RESOLVED FURTHER, that the President and such other officers of the corporation as he may designate be, and each hereby is, authorized, directed and empowered (or in the event any such action has already been taken it is ratified and confirmed), for and on behalf of the corporation, to execute all other documents and to take such other action as they may deem necessary or advisable in order to carry out and perform the purposes of these resolutions.

     Date:     January 18, 1998.

     /s/ William Forhan
     William Forhan, Director

/s/ Ellen Forhan
Ellen Forhan, Director